UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 19, 2020

Citius Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-206903	27-3425913
(Commission File Number)	(IRS Employer Identification No.)

11 Commerce Drive, 1st Floor, Cranford, NJ 07016

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (908) 967-6677

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	CTXR	The Nasdaq Capital Market
Warrants to purchase common stock	CTXRW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously reported, on February 14, 2020, Citius Pharmaceuticals, Inc. (“Citius” or the “Company”) entered into a warrant exercise agreement with several existing accredited investors to exercise certain warrants to purchase up to an aggregate of 3,712,218 shares of common stock having an existing exercise price of $0.77 and 2,586,455 shares of common stock at a reduced exercise price of $1.02. In consideration for the immediate exercise of the warrants for cash, the exercising holders received new unregistered warrants to purchase up to an aggregate of 6,298,673 shares of common stock at an exercise price of $1.02 per share, exercisable commencing six months following the issuance and which have a term of exercise equal to five years. The warrants are adjustable in certain circumstances.

The offering closed on February 19, 2020. The gross proceeds to the Company from the exercise of the warrants was approximately $5.5 million, prior to deducting placement agent fees and estimated offering expenses.

The Company issued an aggregate of 4,425,098 shares of common stock at the closing. The Company received payment in full for an additional 1,873,575 shares, but such shares were not issued, but instead are pre-funded and can only be issued when the holder provides notice to the Company that some or all of the shares can be issued without the holder beneficially owning in excess of 9.99% of the Company’s then outstanding shares on a post-issuance basis.

H.C. Wainwright & Co. acted as the exclusive placement agent for the offering. Pursuant to an amended and restated letter agreement dated February 14, 2020, at the closing of the transaction, the Company issued to H.C. Wainwright & Co. warrants to purchase up to an aggregate of 440,907 shares (the “Placement Agent Warrants”), which is 7.0% of the aggregate number of shares issued to the investors upon the exercise of the warrants in the offering. The Placement Agent Warrants have identical terms to the investor warrant except that the exercise price is $1.275 per share.

The foregoing descriptions of the warrant exercise agreements, the warrants and the Placement Agent Warrants are not complete and are qualified in their entirety by reference to the full text of the form of warrant exercise agreements and the forms of the warrant and the Placement Agent Warrant, copies of which are filed as Exhibits 10.1, 10.2, 4.1 and 4.2, respectively, and are incorporated by reference herein.

Item 3.02.	Unregistered Sale of Equity Securities.

The information in Item 1.01 above is incorporated herein by reference. The new warrants described in Item 1.01 above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the 1933 Act and, along with the shares of common stock issuable upon their exercise, have not been registered under the 1933 Act, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The securities were offered only to accredited investors.

This report shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1	Form of Investor Warrant issued on February 19, 2020.
4.2	Form of Placement Agent Warrant issued on February 19, 2020.
10.1	Form of Warrant Exercise Agreement, dated February 14, 2020, by and between Citius Pharmaceuticals, Inc. and the investor signatory thereto.
10.2	Form of Warrant Exercise Agreement, dated February 14, 2020, by and between Citius Pharmaceuticals, Inc. and the investor signatory thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIUS PHARMACEUTICALS, INC.

Date: February 19, 2020	By:	/s/ Myron Holubiak
Myron Holubiak President and Chief Executive Officer

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